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                                  Exhibit 99.1


                          BEACON CAPITAL PARTNERS, INC.
                               One Federal Street
                           Boston, Massachusetts 02110
                                 (617) 457-0400


Contact: Randy J. Parker                                   FOR IMMEDIATE RELEASE
         Chief Financial Officer


                  RECORD DATE SET FOR CONTINGENT DISTRIBUTIONS

BOSTON, January 3, 2000 - Beacon Capital Partners, Inc. announced today that it has set January 5, 2000 as the record date for a distribution to be made to its unitholders and stockholders of record as of such date. Written materials describing the distributions will be sent out on January 5, 2000 to unitholders and stockholders.

The distribution by Beacon will be of interests in a Voting Trust of which an affiliate of Beacon will serve as trustee. Initially, the assets of the Voting Trust will consist of all of the shares of preferred stock of Cypress Communications, Inc. ("Cypress") held by Beacon. Beacon purchased these shares in 1998 and 1999 for an aggregate amount of approximately $11 million. The Company currently anticipates making such distributions on January 5, 2000. Cypress filed a Registration Statement with the Securities and Exchange Commission on December 3, 1999 in connection with its initial public offering of shares of its Common Stock.

Certain matters discussed in this announcement may constitute forward-looking statements within the meaning of the Federal securities laws. Although Beacon Capital Partners, Inc. believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company can give no assurances that its expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include the timing of the actual distribution of the Cypress shares, the ability of unitholders and stockholders of Beacon Capital Partners to participate in the proposed distribution of interests, general economic conditions, the financial condition of the Company and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Beacon Capital Partners, Inc., founded in January 1998, is structured as a real estate investment trust (REIT). The Company is headquartered in Boston and has regional offices in Chicago and Los Angeles.

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